Exhibit 10.124

STOCK PURCHASE AND RELEASE AGREEMENT

THIS STOCK PURCHASE AND RELEASE AGREEMENT (this “Agreement”) is effective as of September 18, 2023 (the “Effective Date”), between Mario Romano, individually (“Romano” or “Seller”), Annette Raynor, individually (“Raynor” or “Seller”), those other persons or entities identified as “Sellers” on the signature page hereof, each of whom is an Affiliate of Romano and/or Raynor (each, individually, a “Seller” and collectively, along with Romano and Raynor, the “Sellers”) and Investview, Inc., a Nevada corporation together with its subsidiaries and Affiliates (collectively, “Investview” or “Buyer” or “Corporation”). Sellers and Investview are sometimes each referred to as a “Party” and collectively referred to as the “Parties.”

RECITALS

WHEREAS, Romano and Raynor were previously employed by Investview under the terms of a Founder Employment Agreement dated October 1, 2017 (the “Employment Agreement”) and also served as an Officer and Director of Investview. The Employment Agreement was terminated pursuant to a Separation and Release Agreement dated January 6, 2022 (the “Separation Agreement”);

WHEREAS, under the Separation Agreement, each of Romano and Raynor have been providing consulting services to the Corporation since January 6, 2022 (the “Consulting Services”);

WHEREAS, the Corporation, Romano and Raynor have agreed that it is in their mutual best interests to terminate the Consulting Services provided for in the Separation Agreement; and

WHEREAS, the Sellers have also agreed to, among other things, sell to the Corporation, and the Corporation has agreed to purchase, an aggregate of 302,919,223 shares of the Common Stock of the Corporation owned by the Sellers (the “Shares”), and Sellers have agreed to release all claims against the Corporation, on the terms and subject to the conditions set forth in this Agreement.

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NOW, THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, and in consideration of the parties’ mutual promises, covenants and agreements set forth below, the Parties hereto agree as follows:

AGREEMENT

1. Incorporation of Recitals. Each of the recitals set forth above are hereby incorporated herein as though fully set forth.

2. Ratification and Survival of Separation Agreement. Each of the Sellers that were parties to the Separation Agreement acknowledge and agree that the Separation Agreement shall remain in full force and effect in all respects, except for the Consulting Services referenced in Section 12 of the Separation Agreement, which are specifically terminated by virtue of Section 8 of this Agreement.

3. Purchase and Sale of Investview Stock. Subject to the terms and conditions set forth in this Agreement including Section 5 below, on the “Closing” (as hereinafter defined) Investview hereby agrees to purchase the Shares owned by the Sellers and the Sellers hereby agrees to sell, assign, transfer and deliver to Investview all of the Shares owned by each such Seller along with stock powers transferring the Shares to Investview in consideration and upon payment of the Purchase Price as set forth in Section 5 below.

4. Purchase Price. The Purchase Price for each Share shall be $.00964739 per Share (determined as a discount from $.0203, the arithmetic average of the closing prices per share of the Corporation’s common stock as published by Bloomberg as of the end of each of the trading sessions within the thirty (30) calendar day period prior to the Effective Date) (the “Purchase Price”), resulting in an aggregate Purchase Price for all Shares of $2,922,380

5. Payment of Purchase Price. At Closing, Corporation shall deliver to each of the Sellers a promissory note in the original principal amount made payable by the Corporation in favor of each Seller based upon the product of: (X) the number of Shares owned by each Seller, as identified on the signature page hereof; and (Y) the Purchase Price per share, and in substantially the form attached hereto as Exhibit A (the “Promissory Note”). The Promissory Note shall not bear interest, shall provide for payment of principal over eight (8) quarterly payments; with the first payment due within seven (7) business days of Closing and each payment thereafter to be made within seven (7) business days of the consecutive ninetieth (90th) day periods after the Closing.

6. Expense Allowance. For and in consideration of the release to be provided by Romano and Raynor in this Agreement, in which they, among other things, agree to waive any future entitlement, if at all, to indemnification of costs and expenses, including legal fees under Nevada law or otherwise arising from or relating to any period in which Romano or Raynor were officers and directors of the Corporation, the Corporation has agreed to pay to Romano and Raynor the total sum of $250,000 which may be used by them to pay legal fees or cover any other expenses on a non-accountable basis in connection with any matters that may have arisen or may arise at any time in which either or both of Romano and/or Raynor served as officers and directors of the Corporation. The $250,000 shall be paid by the Corporation over eight (8) quarterly payments of $31,250; with the first payment due within seven (7) business days of Closing and each payment thereafter to be made within seven (7) business days of the consecutive ninetieth (90th) day periods after the Closing. Romano and Raynor do hereby acknowledge that the Corporation has, as evidenced by this Agreement, terminated any and all undertakings to reimburse and/or pay any legal fees on behalf of either or both of them, whether under state law or under the governing instruments of the Corporation, other than as exclusively set forth in this Section and Section 7 of this Agreement.

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7. Legal Undertaking. The Corporation has also agreed to, within seven (7) days after the Closing, upon presentation of ordinary course invoices, to pay the legal fees of Romano and Raynor up to an aggregate amount of $20,000 incurred by them in connection with the participation in settlement discussions and review of this Agreement.

8. Termination of Consulting Services. By notice dated July 14, 2023, the Consulting Services performed by Romano and Raynor provided for in Paragraph 12 of the Separation Agreement were terminated without cause. The Parties acknowledge termination of the Consulting Services and in consideration of the agreements of the Parties hereunder, Romano and Raynor each waive any and all rights either of them may have to notice and any further payments that may be provided for in the Separation Agreement in connection with the Consulting Services, including any payments due following their termination without cause, further payment of health benefits and any other fringe benefit programs offered by the Corporation. Romano and Raynor both acknowledge and agree that any such Consulting Services were conducted as independent contractors and at no time following the execution of the Separation Agreement did either perform services on behalf of the Corporation as employees.

9. Representations and Warranties of the Corporation. In connection with the purchase of the Shares, the Corporation hereby represents and warrants to Sellers as follows:

(A) Authority. The Corporation has taken all requisite corporate action to authorize the purchase of the Shares and has the full right, capacity and authority to execute this Agreement and carry out the transactions contemplated hereby.

(B) Validity. This Agreement has been, and the documents to be delivered on the Effective Date will be duly executed and delivered and are the lawful, valid and legally binding obligation of the Corporation, enforceable in accordance with their terms, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles.

10. Representations and Warranties of Sellers. Except as set forth in Section 10(M) below, each of the Sellers, jointly and severally, hereby represents and warrants that:

(A) Authority. Each Seller has full legal capacity, right, power and authority, without the consent of any other person to execute and deliver this Agreement and to carry out all of the transactions contemplated hereby, including without limitation, the sale of the Shares to the Corporation. All actions required to be taken by each Seller to authorize the execution, delivery and performance of this Agreement, and all transactions contemplated hereby have been duly and properly taken. The execution, delivery and performance of this Agreement will not, with or without the passage of time or giving of notice, result in any violation of, or be in conflict with or constitute a default under, any agreement of any Seller.

(B) Validity. This Agreement has been, and the documents to be delivered on the Effective Date will be, duly executed and delivered and are the lawful, valid and legally binding obligations of each Seller, enforceable in accordance with their terms, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles.

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(C) Ownership of Shares. Each Seller listed on Schedule 10(I) to this Agreement is the record and beneficial owner of the Shares identified on Schedule 10(I), and each Seller has good and marketable title to the Shares, and the absolute right, power and capacity to sell, assign, transfer and deliver the Shares to the Corporation. The Shares are, and shall be delivered to the Corporation, free and clear of any liens, levies, encumbrances, pledges, security interests, restrictions, restrictive agreements, preemptive rights, transfer restrictions, voting trust arrangements, options or any other claims or rights of any nature whatsoever.

(D) No Other Shares. Other than as listed on Schedule 10(D), each Seller, directly or indirectly, holds no shares, options, warrants, derivative instruments or other positions in, or dispositive power over or have the right to purchase, any equity securities of the Corporation, other than those equity securities reflected on Schedule 10(I).

(E) No Undisclosed Liabilities. Each Seller has not bound or subjected the Corporation to, any liabilities, obligations, costs, expenses or commitments of any nature. Other than the Promissory Note, there are no amounts now or in the future owed by Corporation to Romano, Raynor, any of the Sellers.

(F) No Legal Action. Each Seller represents and warrants that there is no pending or threatened claim, suit, action, arbitration or legal, administrative or other proceeding or governmental investigation against or affecting the Shares, a Seller or his, her or its assets that would in any manner impair the Seller’s ability to convey the Shares. Each Seller represents and warrants that he, she or it, is not in default in any respects with respect to any order, writ, injunction or decree of any federal, state or local court.

(G) No Breach. Each Seller has full power and authority to sell, assign, transfer, convey and deliver to the Corporation the Shares to be sold hereunder and each Seller has full power and authority to otherwise perform their respective obligations under this Agreement. As of the Effective Date hereof, neither Romano nor Raynor have taken or omitted to take, any action that constituted a breach of any representation, warranty or covenant under the Separation Agreement. The execution and delivery of this Agreement by each Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby will not: (i) violate any Applicable Laws or Injunction applicable to each Seller, (ii) require any filing with, authorization, consent or approval of, or the giving of any notice to, any Person, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another Party any rights of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit (including, but not limited to, any permits, approvals or authorizations of any governmental body), lease or other contract to which any Seller is a Party, or by which they or any of their properties or assets may be bound, or (iv) result in the creation or imposition of any encumbrance on any of the properties or assets of any Seller.

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(H) Clear Title. Each Seller holds good and valid title to their Shares, free and clear of any liens, levies, encumbrances, pledges, security interests, restrictions, restrictive agreements, preemptive rights, transfer restrictions, voting trust arrangements, options or any other claims or rights of any nature whatsoever.

(I) Shares. The Sellers are the owners, beneficially and of record, of that number of shares of the common stock of the Corporation indicated on Schedule 10(I) attached hereto. Each Seller, respectively, represents and warrants that he, she or it has the full power and authority to vote such shares, as, other than as covered by this Agreement, and has not granted to any other third-party voting rights, proxies, preemptive rights and or any other restrictions whatsoever on voting such shares.

(J) Compliance with Securities Laws. During all periods in which either Romano or Raynor served as a consultant to the Corporation, each of them has complied at all times with all applicable securities laws as it relates to the ownership of the equity of the Corporation, his or her status as a consultant to the Corporation, or in any other capacity as it relates to the Corporation or any subsidiary thereof.

(K) Affiliate Status. The Sellers, other than Romano and Raynor, do hereby acknowledge that they are Affiliates of Romano and Raynor, each as applicable.

(L) Online Postings. Prior to the Closing, each Seller has removed from all social media pages and platforms, websites and other online venues that they, directly or indirectly, own or control all references to the Corporation, its Affiliates and/or Related Parties, other than statements expressly permitted by Section 15(B) below.

(M) Prohibition on Trading in the Corporation’s stock. Each of the Sellers do hereby recognize and acknowledge on their own behalf, that in the course of considering the transactions covered by this Agreement, the Corporation provided them with certain material non-public information concerning certain current initiatives and developments of the Corporation. Each of the Sellers further recognize and acknowledge on their own behalf: (X) that just the knowledge of the discussions concerning this Agreement constituted material non-public information; and (Y) that they are aware that the United States securities laws prohibit any person who has received material non-public information from purchasing or selling the securities of the Corporation, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of the Corporation.

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11. Standstill; Negative Covenants and Voting Proxies.

(A) For and in consideration of the premises and mutual promises and covenants contained herein, from and after the Effective Date, each of the Sellers shall not, and shall cause their Affiliates and Related Parties to not: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase, control rights or otherwise, any voting securities or direct or indirect rights or options to acquire any voting securities of the Corporation without the prior written consent of the Board of Directors of the Corporation (which the Corporation may or may not provide such written consent in Corporation’s sole and absolute discretion); (ii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are interpreted in the proxy rules of the SEC), or seek to advise or influence any Person with respect to the voting of any voting securities of the Corporation, (iii) form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 with respect to any voting securities of the Corporation for the purpose of seeking to control the management, Board of Directors, policies or any business matters of the Corporation; (iv) act alone or in concert with others to seek to control or influence: (w) the composition of the Corporation’s Board of Directors, or (x) the management, Board or policies of the Corporation, or provide advice to others relative to controlling or influencing: (y) the composition of the Corporation’s Board of Directors, or (z) the management, Board or policies of the Corporation; or (v) acquire, offer to acquire, sell, offer to sell, or agree to acquire or sell, directly or indirectly, by purchase, control rights or otherwise, any ndau currency on behalf of the Corporation, except as a Seller and the Corporation may mutually agree in writing executed by a Seller and the Corporation. Sellers acknowledge that the Corporation would not have an adequate remedy at law for money damages in the event that the premises and mutual promises and/or covenants contained herein in this Section 11 above were not performed in accordance with its terms and to the broadest interpretation thereof, and, therefore, Sellers agree that the Corporation shall be entitled to specific enforcement of the terms, promises and/or covenants hereof in addition to any other remedy to which it may be entitled, at law or in equity.

(B) For and in consideration of the premises and mutual promises and covenants contained herein, each of the Sellers agree that during the period commencing on the Effective Date and ending on April 25, 2025 (the “Proxy Termination Date”), they shall hereby grant to the Corporation, and shall hereby cause any of their Affiliates or Related Parties to grant to the Corporation, an irrevocable proxy to vote all of the shares of the Corporation’s common stock now owned, directly, indirectly or beneficially, or acquired by any of such Sellers or their Affiliates or Related Parties, on or before the Proxy Termination Date, in accordance with the direction of the Corporation’s Board of Directors, in its sole discretion, and to execute consents or waivers with respect thereto, and hereby agree to execute and deliver to the Corporation an irrevocable proxy, on a form acceptable to Corporation, to vote any and all shares of the Corporation’s common stock owned by such Persons beneficially and of record, in accordance with the direction of the Corporation’s Board of Directors, in its sole discretion, and to further evidence such irrevocable proxy as the Corporation may request (all of such shares subject to this Voting Proxy, the “Voting Proxy Shares”).

12. Closing. The closing of the transactions covered by this Agreement (the “Closing”) shall take place on or before the earlier of: (X) the date and time that all of the Closing Transactions, as set forth below, have been accomplished; or (Y) September 28, 2023 (the “Outside Date”). The date and time upon which the Closing shall occur shall be referred to in this Agreement as the “Closing Date.” The conveyance of the Shares shall be effective as of the time of the Closing Date. Notwithstanding anything to the contrary herein, for all tax, financial and accounting purposes, the Closing is deemed to be effective as of 11:59 p.m., Eastern Standard Time, on the Closing Date (the “Effective Time”). If the Closing Date does not occur on or before the Outside Date, this Agreement shall terminate and all terms and conditions of this Agreement shall be deemed null and void.

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13. Closing Transactions. At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

(A) The Sellers shall deliver or cause to be delivered to the Corporation, or if specified to such other person, the following:

(i) Certificate(s) representing all of the Shares duly endorsed by the Sellers in blank or accompanied by an assignment separate from certificate duly endorsed in blank, and such other duly executed transfer documents as are required to perfect the transfer;

(ii) For each Seller that is an entity, a certificate of good standing (or its equivalent, if any) from the Secretary of State where such Seller is incorporated or formed, dated within fifteen (15) days of the Closing Date, to the effect that the Seller is in good standing (or its equivalent, if any) under the laws of such state;

(iii) For each Seller that is an entity, copies of all resolutions of the Corporation’s board of directors authorizing the transactions contemplated under this Agreement; and

(iv) A certificate, dated the Closing Date, signed by each Seller, certifying that all of the representations and warranties of Sellers set forth in this Agreement are true and correct on and as of the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date).

(B) The Corporation shall deliver or cause to be delivered to the Sellers, the following:

(i) Any cash payment required to be paid at the Closing by wire transfer of immediately available funds to the bank account designated in writing by each Seller on Schedule 13(B)(i) attached hereto;

(ii) A resolution of the Corporation’s board of directors, dated at or about the Closing Date, authorizing the transactions contemplated under this Agreement; and

(iii) A certificate, dated the Closing Date, signed by the Corporation, certifying that all of the representations and warranties of Sellers set forth in this Agreement are true and correct on and as of the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date).

(C) Contemporaneous Effectiveness. All acts and deliveries required by this Section 13, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

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14. Non-Disparagement.

(A) Each Seller, jointly and severally, covenant and agree with the Corporation not to defame or disparage the Corporation or any of its business(es), services, policies, practices, finances, financial conditions, capabilities, it’s employees, officers, directors, investors, advisors, professionals or other aspect of any of its businesses, in any form or medium whatsoever (including but not limited to hard copy, electronic, verbal or digital form), in any publication (including but not limited to a newspaper, magazine, billboard, email, newsletter, text, social media platform, blog, radio program, podcast, etc.) to any Person without limitation in time; provided that no Seller shall be prevented or restricted in any manner from making or publishing any factual statements, in any form or medium, about the Corporation or any of its officers, directors, agents, employees or representatives that making any statements within any legal proceedings or related dispute resolution materials that are used to enforce their rights under this Agreement. Each Seller further covenants and agrees not to authorize or specifically instruct, assist, consult to, advise, teach, support or fund any agents, partners or employees to defame or disparage the Corporation or any of its officers, directors, agents, employees or representatives, or take any actions or make any statements, that if made by any of the Sellers, would be prohibited as set forth hereinabove in this Section 14, in any medium to any Person without limitation in time.

(B) The Corporation agrees that neither it nor its officers, directors, agents, employees, or representatives shall defame or disparage any Seller in any form or medium; provided, however, that neither the Corporation nor any of its officers, directors, agents, employees, or representatives shall be prevented or restricted in any manner from making or publishing any statements, in any form or medium, about any Seller, that: (i) relate to or arise from the findings or statements of the SEC, FINRA or any other regulatory body or agency; (ii) are contained within filings with the SEC, FINRA or any other regulatory body or agency, or related attachments, exhibits, schedules or press releases, that the Corporation believes in good faith are necessary or advisable in order to comply with or adhere to applicable securities disclosures or other laws, rules or regulations; (iii) are contained in any submissions to, or communications with, the SEC, FINRA or any regulatory body or agency; particularly, however, not limited to, in connection with the ongoing SEC inquiry of the Corporation; (iv) the Corporation believes in good faith are necessary or advisable in order to address inquiries of the SEC, FINRA or any other regulatory body or agency; or (v) relate to or are contained within any legal proceedings or related dispute resolution materials that are used by the Corporation to enforce its rights under this Agreement.

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15. No Further Communications or Investments.

(A) As a material inducement for the Corporation to enter into this Agreement, each Seller hereby acknowledges and agrees that, after the Effective Date, no such Seller shall (i) have any further communications, whether written or verbal, in any medium whatsoever, with any personnel of the Corporation; (ii) have any further communication, whether written or verbal, in any medium whatsoever, with any shareholder of the Corporation that either misrepresents the position of any Seller with the Corporation, or that would have the effect of violating any of the provisions of this Agreement; (iii) directly or indirectly acquire any equity securities or derivative positions in the Corporation; and (iv) directly or indirectly acquire the right to vote any equity securities or derivative positions in the Corporation.

(B) Furthermore, after the Effective Date, no Seller shall post or place, or arrange for or cooperate in the posting or placement, on: (i) any social media page or platform, website or other online venue that they, directly or indirectly, own or control; or (ii) any website, mobile application or other online venue of any present or future employer; any references to the Corporation or its Affiliates, except for Permitted Statements. As used herein, “Permitted Statements” means historical statements of fact concerning a Seller’s position, title and dates of employment or other affiliation with the Corporation, absent any promotional content. In addition, no Seller shall, with respect to any social media page or platform, website or other online venue, or publication that they, directly or indirectly, own or control, use or include any reference to the Corporation or its Affiliates, including, but not limited to, their names, marks or logos, in any advertising, marketing, or promotional materials of any kind or nature. For the avoidance of doubt, the Parties agree that the term “social media” shall be deemed to include, but not be limited to, Facebook, Instagram, LinkedIn, Pinterest, TheOrg.com, Tumblr, Twitter, WordPress, and YouTube. The Sellers further agree to cooperate at all times during the “Non-Compete Term” (as hereafter defined) to provide the Corporation with access to any social media page or platform, website or other online venue that they, directly or indirectly, own or control, to enable the Corporation to confirm compliance by the Sellers with the terms of this Section 15(B), and to take all such actions as may be necessary to promptly remove or eliminate any information, names, marks or logos, from any such social media page or platform, website or other online venue, or publication that they, directly or indirectly, own or control (including but not limited to a newspaper, magazine, billboard, email, newsletter, text, social media platform, blog, radio program, podcast, etc.), that the Corporation believes is false, inaccurate or misleading or otherwise violates the terms of this Section 15(B).

16. Non-Compete.

(A) Each Seller, jointly and severally, covenants and agrees with the Corporation that during the “Non-Compete Term” (as defined below) they will not, without the prior written consent of the Corporation, which the Corporation may withhold or provide in its sole and absolute discretion, directly on their own behalf, or indirectly through any Affiliates, Related Parties or third parties, or individually or collectively within the continental United States or any country outside of the United States, engage in any activity or act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as the record or beneficial owner of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise, for the purpose of establishing, operating, assisting, consulting, advising, teaching, instructing, supporting, funding or managing any business or entity that is engaged in activities competitive with the “Business of the Corporation” (as defined below).

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(B) For the purposes of this Section 16, the “Non-Compete Term” shall mean the period commencing on the Effective Date and ending on the third (3rd) anniversary following the Effective Date. The Non-Compete Term shall be deemed to be extended for any period in which any Seller is in violation of any restrictive covenant so that the Corporation shall have the full benefit of the proscriptive period.

(C) For the further purposes of this Section 16, the “Business of the Corporation” shall mean the following businesses that the Corporation operates and plans to operate, as of the Effective Date of this Agreement:

(i) The distribution, marketing and sales of educational products and/or services within the broad financial markets sector, whether through a multi-level marketing network, registered Investment Advisor, registered broker-dealer, or other channels or means, that the Corporation designates as its “Financial Education Services”. For illustration, but not by way of limitation, “Financial Education Services” shall consist of educational products and/or services relating to equity, options, forex, futures, debt management, and crypto products and education, financial literacy, research, analytics and live learning for the financial markets, and specifically including the following: University (education and training platform for the financial markets), learnLive (live and recorded market education sessions hosted by the Corporation’s market expert), Marketpro (financial markets educational videos, eBooks, research, and calendars), MONEYpro and smartFINANCE (Money and Debt manage education, tools and techniques to help improve financial habits), FOREXthrive (Forex education, research and alerts), EQUITYprime (equity market education and research), CRYPTOcore (crypto education, research and alerts), Sequiler (education, research, and trade ideas), and Travelpro (travel portal), and such identical, similar and or related products and services with respect to any of the above;

(ii) Bitcoin Mining and the development, manufacture, processing, validation, distribution, marketing or sale of the proprietary digital assets that are currently being distributed by the Corporation (NDAU);

(iii) the marketing, sale, and distribution of Health and Wellness products and/or services through a B2C commerce website and multi-level network of distributors; and

(iv) the development, licensing and operation of the Corporation’s SMART electronic trading platform technology; and the operation of a registered broker-dealer having a business focus on an electronic trading (including automated trading, algorithmic trading, and trading based on machine learning and artificial intelligence applications), desktop and mobile/web platform technology for self-directed (‘‘DIY’’) stock, options, futures, forex and crypto traders.

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For purposes of clarity, it is understood by the Parties that any Seller may engage in the distribution, marketing and sale of products and services through a multi-level network or otherwise, of products and services other than the types of products and services included within the Business of the Corporation. For the further purposes of clarity, the Corporation recognizes and acknowledges that Seller, Annette Raynor, may elect to retain in full force and effect, certain FINRA licenses (Series 65, Series 3 and Series 33), and that the retention of such licenses in dormant state, absent engaging in activities that would be deemed competitive with the Business of the Corporation, shall not be considered a breach of this Section 16 hereof.

(D) For the further purposes of this Section 16, the Corporation has advised the Sellers that the businesses operated by each of: (i) iFlip Investor, Inc., including all successors and assigns thereof, that operates a financial technology and trading software application service business and serves as an introducing broker/ broker dealer company which provides automated investing platform services to individual investors (“iFlip”); (ii) IM Mastery Academy, including all successors and assigns thereof, that operates a network marketing company which sells digital educational products and services focused on the teaching of skills in understanding financial markets and the e-commerce, delivered online primarily through live interactive content and supported by a library of pre-recorded and app-based content to its global network of distributors and members (“IMM”); (iii) IX Global, including all successors and assigns thereof, that operates a network marketing company which provides financial education among other services to its global network of distributors and members (“IX Global”); (iv) Better Experience, including all successors and assigns thereof, that operates a global network marketing company which provides access to comprehensive entrepreneurial, marketing, and financial education among other services to its global network of distributors and members (“BE”); (v) JIFU, including all successors and assigns thereof, that operates a network marketing company which provides live events with world-class instructors, as well as access to more comprehensive entrepreneurial, marketing, and financial education among other services to its global network of distributors and members (“JIFU”); and (vi) EAconomy, including all successors and assigns, that operates a network marketing company which provides live events with instructors as well as access to comprehensive entrepreneurial, marketing, and financial education among other services to its global network of distributors and members (“EAc”), (iFlip, IMM, IX Global, BE, JIFU and EAc, collectively, including all successors or assigns thereof, the “Competitive Businesses”), are competitive with the Business of the Corporation. Fully advised and aware of the Corporation’s position in this regard, the Sellers have acknowledged and agreed that the Competitive Businesses are competitive with the Business of the Corporation for the purposes of this Section 16, and accordingly, during the Non-Compete Term each of the Sellers have, jointly and severally, agreed to not become involved in any capacity whatsoever, or engage in any activity or act in any manner, whether directly on their own behalf, or indirectly through any Affiliates, Related Parties or third parties, with any of the Competitive Businesses, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder, officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise. Furthermore, to the extent that any of the Sellers have already become involved in any capacity, directly or indirectly, with any of the Competitive Businesses, any such Sellers agree to immediately and without profit therefrom, divest any interest in any such Competitive Businesses and to immediately cease and desist any further involvement on or before the Effective Date hereof.

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17. Non-Solicitation. Each Seller, jointly and severally, covenant and agree with the Corporation that during the “Non-Solicitation Term” (as defined below), they will not, without the prior written consent of the Corporation, which Corporation may withhold or provide in its sole and absolute discretion, directly on their own behalf, or indirectly through any Affiliates, Related Parties or third parties, or individually or collectively within the continental United States of America, act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as the record or beneficial owner of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise, directly or indirectly: (i) solicit, counsel or attempt to induce any Person who is then in the employ of the Corporation, or any Affiliate or subsidiary of the Corporation, or who is then providing services as a consultant or agent of the Corporation, including any Persons participating in the Corporation’s multi-level marketing or sales network, to leave the employ of or cease providing services, as applicable, to the Corporation, or any Affiliate or subsidiary of the Corporation, or employ or attempt to employ any such Person or Persons who at any time during the preceding one (1) year was in the employ of, or provided services to, the Corporation; or (ii) solicit, bid for or perform for any of the then current customers of the Corporation or any Affiliate or subsidiary of the Corporation (defined as a customer who has done business with the Corporation within one (1) year) any services of the type the Corporation performed for such customer at any time during the preceding one (1) year period. The “Non-Solicitation Term” shall mean the period commencing on the Effective Date and ending on the fifth (5th) anniversary following the Effective Date. The Non-Solicitation Term shall be deemed to be extended for any period in which any Seller is in violation of any restrictive covenant so that the Corporation shall have the full benefit of the proscriptive period.

18. Confidential Information. Each Seller shall protect and guard, not to use for their own benefit or the benefit of anyone other than the Corporation, or disclose, publish, communicate, reveal or divulge, directly or indirectly, any Confidential Information of the Corporation to any Person at any time or in any manner without the prior written consent of the Board of Directors of the Corporation, which the Board of Directors may decline such consent in its sole and absolute discretion. As used herein, “Confidential Information” shall collectively mean the information of the Corporation, including, but not limited to, inventions, proprietary information and business matters or affairs (including, but not limited to, information relating to inventions, disclosures, processes, systems, methods, formulas, patents, patent applications, materials, research activities and plans, business proposals, potential business opportunities, mergers, acquisitions or joint ventures, product cost data, contracts, forms, information concerning competitive strengths and weaknesses, promotional methods, customer lists, customer and supplier account preferences and requirements, business plans and strategies (expansion or contraction or new developed businesses or entry into new industries or markets), policies, procedures, grant proposals, sales and pricing information, production cost data, advertising information, as well as information of a confidential or proprietary nature received from customers, suppliers, contractors, joint ventures and other collaborators), prototypes, codes, forecasts, customer information (including, but not limited to, names, physical addresses, email addresses, telephone or cell numbers, customer requirements, preferences, past purchases and other relevant data and information), lists of referral sources, information regarding referral sources, pricing information (including but not limited to, labor rates, costs of supplies, overhead costs, expenses, profit margins or payout structures), employee lists and information (including, but not limited to, employee names, physical addresses, email addresses, telephone or cell numbers, job descriptions, compensation and benefit information), (hereafter collectively the “Business Information”), and lists and Business Information regarding Persons participating in any of the Corporation’s subsidiary companies, including but not limited to the iGenius multi-level marketing or sales network, Safetek mining and equipment servicing and repair business and IFGH brokerage, advisory and software development business, and computer programs, software and documents relating to any of the foregoing, regardless of the form or medium contained or stored in (including hard copy, electronic or digital form), encryption or decryption keys or information, commentary on code, as well as copies or multiple versions of each. Additionally, Confidential Information shall include, for purposes of this Agreement, any such information not generally known by the trade or public, even though such information has been disclosed to (i) one or more third parties or (ii) Corporation, pursuant to distribution agreements, joint research agreements, confidentiality agreements, non-disclosure agreements or other agreements or collaborations entered into by Corporation. For purposes of this Agreement, the definition of Confidential Information shall equally apply to information acquired, learned, or disclosed prior to, simultaneously with, or after the date of this Agreement.

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19. Acknowledgement of Works made for Hire. Romano and Raynor acknowledge, agree and confirm that all Confidential Information which was conceived, developed, or made by either of them in the course of providing the consulting services as provided for in the Separation Agreement with the Corporation, or disclosed to or otherwise acquired by either of them in the course of their consulting with the Corporation, or disclosed to or otherwise acquired by either of them in the course of their consulting with the Corporation, which may include the preparation of materials or discovery of Confidential Information, including without limitation written or graphic representation of materials or Confidential Information, have been done, or shall be done, as “work made for hire” as defined and used in the Copyright Act of 1976, 17 U.S.C. §§ 1 et seq., and accordingly, the Corporation will solely retain and own all rights in said materials, including right of copyright and any profits to be made from such “work made for hire”, and such materials shall remain the sole and exclusive property of the Corporation; that Romano and Raynor shall not retain, copy or otherwise appropriate or use, directly or indirectly for their own profit or the profit of any other third party or disclose any of such Confidential Information for either’s own use or the use or purposes of any third party, without the prior written consent of the Board of Directors of the Corporation (and specifically Romano and Raynor agree to provide Corporation all user names, passwords, keys, security codes and any other authorizations for any and all digital wallets, brokerage accounts, financial institution accounts, bank accounts, exchange accounts and or any other accounts where the Corporation’s assets are held). To the extent that any such materials or Confidential Information are deemed not to be “works made for hire”, Romano and Raynor each hereby assign and agree to assign all of their right, title and interest in and to the foregoing to the Corporation.

20. Disclosure of Works and Inventions. In consideration of the promises set forth herein, Romano and Raynor each agree to disclose to the Corporation on or before the Effective Date, any and all works, inventions, discoveries and or improvements authored, conceived or made by either or both of them during their consulting with the Corporation, any of which relate to the business or activities of the Corporation, and Romano and Raynor each hereby assign and agree to assign all of their right, title and interest in and to the foregoing to the Corporation. Romano and Raynor agree that, whenever either of them is requested to do so by the Corporation, they shall sign any and all applications, assignments or other instruments which the Corporation shall deem necessary to enable the Corporation to apply for and obtain patents or copyrights of the United States or any foreign country or to otherwise protect the Corporation’s rights and interest therein. Romano and Raynor each hereby appoint an authorized officer of the Corporation as their attorney in fact to sign documents on his or her behalf for this purpose in any case in which either or both of them has refused a written request to sign documents in accordance with this Section 20. Such obligations shall continue beyond the termination of the consulting relationship with respect to any works, inventions, discoveries and/or improvements that are authored, conceived of, or made by either Romano or Raynor during the period of consulting with the Corporation, and shall be binding upon Romano’s and Raynor’s successors, assigns, executors, heirs, administrators or other legal representatives.

21. Reasonableness of Restrictions. Each Seller acknowledges and agrees that the promises, covenants and restrictions contained in this Agreement, in view of the nature of Corporation’s business, are reasonable and necessary to protect the legitimate business interests of Corporation, and that any breach or threatened breach of this Agreement will cause irreparable injury to Corporation, that money damages shall not provide an adequate remedy, and that their enforcement would not impose a hardship or significantly impair any Seller’s ability to earn a livelihood. The remedy at law for any breach of the foregoing shall be inadequate, and Corporation shall therefore be entitled, in addition to any other relief available to it, to preliminary, temporary and permanent injunctive relief without the necessity of proving irreparable harm or posting a bond. If provisions of this Agreement are ever determined by a court of competent jurisdiction to exceed limitations permitted by law, then such provisions shall be reformed automatically to set forth the maximum limitations permissible by law. If any Seller violates any of the restrictions contained in this Agreement, the relevant restricted period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be deemed, by the Board of Directors, to be cured. Nothing contained herein shall be considered as prohibiting Corporation from pursuing any other remedies available to it for such breach or threatened breach, including any recovery of damages from any Seller. If any Seller violates this Agreement, each Seller shall be jointly and severally liable for any reasonable attorneys’ fees, legal fees and costs, expert witness fees and cost and any other costs and expenses that Corporation incurs in connection with the enforcement of its rights under this Agreement. The Corporation may provide a copy of this Agreement to any third party in the sole discretion of the Corporation. Each Seller shall provide a copy of this Agreement to any subsequent prospective or actual employers so that they are properly advised of each Seller’s obligations hereunder.

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22. Release by Sellers.

(A) In exchange for, and in consideration of, the benefits, and other commitments set forth in this Agreement, the Sellers and their respective heirs, executors, administrators, and assigns (each, a “Releasor” and collectively, the “Releasors”), hereby fully releases, acquits, and forever discharges the Corporation and each of its predecessors, successors and assigns, parent corporations, subsidiary corporations, affiliated corporations, and the officers, directors, shareholders, partners, employees, attorneys and agents, past and present, of each of the aforesaid entities (“Corporation Releasees”) of and from any and all claims, liabilities, causes of action, damages, costs, attorneys’ fees, expenses, and compensation whatsoever, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected, that Releasors may now have, have ever had, or hereafter may have, however, only for any matters that arose prior to the Effective Date of this Agreement (the “Claims”), including, but not limited to Claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991; the Equal Pay Act, as amended; the Americans With Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Age Discrimination in Employment Act, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Immigration Reform and Control Act, as amended; the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; the Sarbanes-Oxley Act of 2002, as amended; the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); the Employee Retirement Income Security Act of 1974, as amended; the National Labor Relations Act, as amended; and any and all state or local statutes, ordinances, or regulations, as well as all claims arising under federal, state, or local law involving any tort, employment contract (express or implied), public policy, wrongful discharge, or any other claim. The Releasors also release any and all Claims they may have that arose prior to the Effective Date under the Family and Medical Leave Act (as amended) and the Fair Labor Standards Act as amended). Without limitation of the above, Raynor and Romano do hereby specifically release the Corporation Releasees and waive all rights as against the Corporate Releasees, from and against any and all obligation to indemnify and/or pay to or on behalf of, Raynor and/or Romano, any past, present or future amounts, costs and expenses, including legal fees, to which they may otherwise be entitled, if at all, under the Nevada Revised Statutes, otherwise under applicable governing laws, or otherwise under the governing instruments of the Corporation, arising from or relating to any period of time during which Romano’s and/or Raynor’s status was as an officer, director or direct or indirect shareholder of the Corporation.

(B) The Sellers acknowledge, confirm and agree that no Seller shall become a member of any class action in a court of law against any of the Corporation Releasees, together or separately, based on a claim or claims which arose prior to or on the Effective Date of this Agreement. The Sellers agree that should any of them somehow become a member of such a class that each Seller will release and forever discharge each of the Corporation Releasees from any and all liability which may result from that claim or those claims (including, but not limited to, attorney’s fees, legal fees, costs, expenses and/or liquidated damages) and will not participate in any recoveries which may result from that claim or those claims (including, but not limited to, attorney’s fees, legal fees, costs, expenses and/or liquidated damages).

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(C) This release of claims excludes, and each Seller does not waive, release or discharge (i) the filing of a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), the SEC or any other federal, state, or local agency charged with the enforcement of any employment laws, (although each Seller understands that by signing this Agreement, Seller waives the right to recover any damages or to receive other relief directly from the Corporation Releasees in any claim brought by or through any federal, state or local agency on a Seller’s behalf); (ii) claims under state workers’ compensation or unemployment laws; (iii) claims for earned but unpaid compensation specifically arising under the Corporation’s existing payroll practices and procedures; or (iv) any other claims that cannot be waived by law. Nor does anything in this Agreement waive a Seller’s right to testify in an administrative, legislative or judicial proceeding where Seller has been required to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature. However, in the event of any such proceeding, each Seller shall notify, in writing, the Corporation of any court order, subpoena, request or other similar notice to give testimony or provide documentation (“Notice”) within ten (10) business days of receipt of said Notice and prior to providing any response to said Notice such that Corporation may have an opportunity to seek and obtain, among other things, an appropriate protective order or seek intervention in the matter.

23. Return of Company Materials. Sellers will deliver to the Corporation any and all Corporation property in either’s possession or under either’s control. For the purpose of this paragraph, the term “property” means all Confidential Information, files, memoranda, minutes of Board meetings (whether in hard copy, recorded, electronic or digital form), employee files, documents, papers, (and specifically all user names, passwords, keys, security codes and any other authorizations for any and all digital wallets, brokerage accounts, financial institution accounts, bank accounts, exchange accounts and or any other accounts where the Corporation’s assets are held), agreements, keys, credit cards, records, computer hardware, computer software, computer apparatus, items of personal property, machinery and equipment or other materials, that belong to the Corporation or were purchased with funds or in the name of the Corporation.

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24. Defined Terms. For purposes hereof, the following terms shall be as defined herein:

(A) “Affiliate” or a Person affiliated with, a specified Person, means a Person who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. Persons who have acted or are acting on behalf or for the benefit of a Person include, but are not necessarily limited to, directors, officers, employees, agents, consultants and sales representatives.

(B) “Person” shall mean an individual, or any type of corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

(C) “Related Party” or “Related Parties” shall mean (i) any corporation, limited liability company, partnership, limited partnership, business, organization or other legal entity (other than the Corporation or any of its Subsidiaries) of which a Seller is an employee, officer, director, lender, manager, consultant, advisor or partner; (ii) any corporation, limited liability company, partnership, limited partnership, business, organization or other legal entity (other than the Corporation) in which any one or more Sellers own a 5% or greater beneficial interest in any class of equity securities; (iii) any trust or other estate in which any one or more Sellers has a substantial beneficial interest or as to which any such Seller serves as a trustee or in a similar capacity; (iv) any family member of a Seller (including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a person, and any person (other than a tenant or an employee) sharing the household of such person); or (v) any third party with whom a Seller has an arrangement to jointly act or act on his, her or its behalf.

25. Notices. All notices, requests, consents, approvals, claims, demands, waivers, and other communications required, necessary or permitted hereunder shall be in writing and shall be delivered: (a) by registered or certified mail, postage prepaid, return receipt requested; or (b) by a generally recognized commercial courier service or overnight delivery service, (Federal Express or UPS), sent for next Business Day delivery, postage prepaid, with delivery receipt requested. All notices sent in accordance with this Section 25 shall be deemed “Delivered” unless otherwise specified herein, the same day if delivered by hand in person with receipt and signature of the intended recipient or by an authorized officer of the intended recipient; three (3) Business Days after the same is deposited in the U.S. Mail if sent by registered or certified mail; or one (1) Business Day after payment and receipt of mailing if sent by a commercial courier service or overnight delivery service for next Business Day delivery. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 25):

If to the Corporation:	Investview, Inc. Attention: Chief Executive Officer 521 Lancaster Avenue Second Floor Haverford, PA 19041

With a copies to:	David B. Rothrock, Chairman 1645 Kecks Rd. Breinigsville, PA 18031

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And	Fox Rothschild LLP 2000 Market Street 20th Floor Philadelphia, PA 19103-3222 Attn: Stephen M. Cohen, Esq.

If to Romano:	To the address set forth on the signature page hereto.

With copies to:	Michael J. Engle, Esquire Stradley Ronon One Commerce Square 2005 Market Street Suite 2600 Philadelphia, PA 19103

If to Raynor:	To the address set forth on the signature page hereto.

With copies to:	David Axelrod, Esquire Ballard Spahr 1735 Market Street, 51st Floor Philadelphia, PA 19103-7599

26. Indemnification by each Seller. Each Seller, jointly and severally, agrees to indemnify, defend and hold the Corporation, its shareholders, directors, officers and employees harmless from and against any and all demands, claims, actions, assessments, losses, liabilities, obligations, damages, recoveries, deficiencies, interest, penalties, costs and expenses, and reasonable legal fees, expenses, costs and disbursements (collectively, “Indemnification Liabilities”) incurred in connection therewith and in seeking indemnification therefor, resulting from, arising out of, or imposed upon or incurred by the Corporation and/or its shareholders, directors, officers and employees by reason of (a) any breach of any representation or warranty made by any Seller within this Agreement; (b) the breach of any covenant, agreement, or obligation of any Seller contained in this Agreement; (c) any breach of any representation or warranty made by any Seller within the Separation Agreement; (d) the breach of any covenant, agreement, or obligation of any Seller contained in the Separation Agreement; or (e) any Seller being convicted by a federal or state regulatory, judicial, administrative or other or governmental body or agency, or similar self-regulated body or agency, of an illegal or fraudulent act relating to his or her role as an officer, director, employee, consultant or shareholder of the Corporation, or the entry by such Seller into a settlement or similar agreement with such federal or state regulatory, judicial, administrative, or other governmental body or agency, or similar self-regulated body or agency, where there is an admission of an illegal or fraudulent act relating to Seller’s role as an officer, director, employee, consultant or shareholder of the Corporation.

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27. Survival of Obligations. The obligations, representations and warranties of each Party to the other, which are to be performed after termination, shall survive the termination of this Agreement indefinitely.

28. Compliance Certification. Each of the Sellers agrees that they will provide to the Corporation an executed certification (the “Compliance Certificate”) (a form of which shall be provided by the Corporation promptly following the Closing), at least fourteen (14) days prior to each of the dates upon which payments are due to be made to them under this Agreement, evidencing and confirming their compliance with the terms of this Agreement; in particular, noting compliance with Sections 11 (Standstill; Negative Covenants), Section 15 (No Further Communications or Investments), Section 16 (Non-Compete), and Section 17 (Non-Solicitation). In the event that each of the Sellers fails to timely provide an electronic or physical copy of an executed Compliance Certificate, the Corporation shall have the right to withhold any further payments due to be made to the Sellers until such compliance is achieved; and if such failure to provide the Compliance Certificate continues for more than sixty (60) days, it will constitute a breach under this Agreement by the Sellers. The Corporation shall not be deemed to have accepted a Compliance Certificate that erroneously confirms compliance by any of the Sellers with the terms of this Agreement.

29. Miscellaneous Provisions.

(A) Entire Agreement. This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings by or between the Parties, whether oral or written, relating to the subject matter discussed herein. This Agreement may not be amended or modified except pursuant to a written instrument executed and delivered by each of the Parties hereto.

(B) Assignment. Neither Party to this Agreement may assign any of its rights or obligations hereunder without the prior written consent of the other; provided, however, it is acknowledged and agreed that any Seller may transfer all or any portion of his, her or its rights hereunder to any revocable trust created for the benefit of such Seller, Seller’s spouse, or Seller’s issue. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

(C) Further Actions. The Parties hereto agree to perform such further acts and execute and deliver such further agreements and instruments as may be reasonably required to consummate, confirm and perform the agreements contained herein and contemplated hereby.

(D) Governing Law. This Agreement and all documents executed and delivered in connection herewith and the rights and obligations of the Parties hereto and thereto shall be governed by and construed in accordance with the laws of the State of New Jersey other than and without giving effect to the laws of the State of New Jersey relating to choice of law.

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(E) Applicable Jurisdiction; Waiver of Jury Trial.

(i) The Parties hereby agree that any action, at law or in equity, arising under this Agreement or any of the other documents executed and delivered in connection herewith, including without limitation whether or not the Corporation is entitled to indemnification hereunder, shall be filed in and only in the Federal or State courts located within the County of Mercer, State of New Jersey. The Parties hereby consent and submit to the personal jurisdiction of such courts for the purposes of litigating any such action and the Parties agree that they shall not make any claim as to forum non-convenience as to the Federal or States courts of the State of New Jersey for the purposes of litigating any such action.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OF THE OTHER DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 29(E)(ii).

(F) Headings; Interpretation; Severability. The captions herein are for convenience and reference only, and the words contained therein shall not be used to explain, modify or amplify the meaning of any of the provisions of this Agreement. The Parties hereto agree that this Agreement shall be fairly interpreted in accordance with its terms without any strict construction in favor of or against either Party, and that an ambiguity shall not be interpreted against the drafting Party. If any provision of this Agreement shall, to any extent, be determined by a court to be invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the remainder of this Agreement shall not be affected thereby and shall be valid and enforceable to the fullest extent provided by law.

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(G) Cooperation. The Sellers covenant and agree, at no additional cost to the Corporation, to prepare, execute, acknowledge, file, record, publish, and deliver to the Corporation such other instruments, documents, and statements including, without limitation, instruments and documents of assignment, transfer, and conveyance, and take such other action(s) as may be required, necessary, convenient or requested in the discretion of the Corporation to: (i) carry out more effectively the purposes and intent of this Agreement, its premises and its terms, promises and covenants contained herein; (ii) to provide to the Corporation’s Board of Directors background information about: (X) matters which they evaluated while acting as consultants for the Corporation; and (Y) events, transactions, undertakings, agreements, personnel matters, corporate governance or other Board or committee matters, that arose prior to the Effective Date of the Separation Agreement; and (iii) to assist and cooperate in responding to inquiries of the SEC, FINRA or any other regulatory body or agency that may request information from the Corporation after the Effective Date.

(H) Waiver. No delay or failure by either Party to exercise or enforce at any time any right or provision of this Agreement shall be considered a waiver thereof or of such Party’s right thereafter to exercise or enforce each and every right and provision of this Agreement. To be valid, a waiver shall be in writing, signed by the Party for whom it is being enforced, but need not be supported by consideration. No single waiver shall constitute a continuing or subsequent waiver.

(I) Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts and by electronic or facsimile signature, or by annexing signature pages hereto, or on electronic or facsimile copies, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

(J) Independent Review. Each Party represents that it has had an opportunity to have this Agreement reviewed by legal, tax and/or other professional advisors of the Party’s own choice before signing it. Each Party further represents that they have reviewed this Agreement carefully, understand it and have the capacity and/or authorization to execute, deliver and perform this Agreement. Each Seller enters into this Agreement voluntarily, without coercion, and based on each Seller’s own judgment and not in reliance upon any oral or written representations or promises made by the Corporation, its shareholders, agents or employees, other than those contained in this Agreement.

(K) Enforcement. In the event that any of the Parties hereto shall commence any proceeding, at law or in equity, against the other Party, or institute any counterclaim against the other Party in any such proceeding, which proceeding or counterclaim relates to this Agreement, the non-prevailing party in such proceeding or counterclaim shall pay to the prevailing Party the prevailing party’s reasonable attorneys’ fees and disbursements incurred in connection with such proceeding or counterclaim and in connection with any post judgment collection efforts.

(L) Cumulative Remedies. All rights, powers and remedies specified in this Agreement are cumulative and are in addition to, and not in limitation of, such other rights, powers and remedies as may be available to the Corporation under applicable law, by agreement among the Parties or otherwise.

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(M) Transfer Agent Matters. Each Seller agrees to execute whatever documents of conveyance are necessary in order for the Corporation’s transfer agent to effectuate transfers or surrenders of shares of the Corporation common stock under this agreement on the Corporation’s stock transfer ledger or other stock records maintained by the Corporation’s transfer agent, including, but not limited to, producing and executing medallion guarantees.

(N) Guarantee. Gina Romano, wife of Mario Romano, does hereby agree to become a party to this Agreement for the sole and limited purpose of providing a guaranty covering the indemnification obligations of her husband, Mario Romano, set forth in Section 26 hereof. Kevin Raynor, husband of Annette Raynor, does hereby agree to become a party to this Agreement for the sole and limited purpose of providing a guaranty covering the indemnification obligations of his wife, Annette Raynor, set forth in Section 26 hereof.

(O) Construction. For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(P) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provisions will be ineffective only to the extent of such prohibition or invalidity, without invaliding the remainder of this Agreement.

(Q) Advice of Counsel. The Sellers acknowledge that Fox Rothschild LLP represents the Corporation as its legal counsel. The Sellers represent that they have had the opportunity to avail themselves of the advice of counsel prior to signing this Agreement and are satisfied with such counsel’s advice and that they are executing this Agreement voluntarily and fully intending to be legally bound because, among other things, the Agreement provides valuable benefits to each of the Sellers which they otherwise would not be entitled to receive. Each of the Parties hereto has participated and cooperated in the drafting and preparation of this Agreement. Hence, this Agreement shall not be construed against any Party.

[SIGNATURE PAGE TO FOLLOW]

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PLEASE READ CAREFULLY BEFORE SIGNING. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN, FORESEEN AND UNFORESEEN, AND SUSPECTED AND UNSUSPECTED CLAIMS.

In Witness Whereof, the Parties indicated below have duly executed this Agreement as of the Effective Date.

SELLERS:

/s/ Mario Romano	/s/ Annette Raynor
Mario Romano	Annette Raynor

/s/ Anthony Romano	/s/ Dominic Romano
Anthony Romano	Dominic Romano

/s/ Victoria Romano	/s/ Ariana Raynor
Victoria Romano	Ariana Raynor

/s/ Juliana Raynor	/s/ Kevin D. Raynor, Jr.
Juliana Raynor	Kevin D. Raynor, Jr.

WEALTH ENGINEERING LLC	THE FINANCIAL U

By: /s/ Mario Romano	By: /s/ Mario Romano
Name: Mario Romano	Name: Mario Romano
Title: Owner/CEO	Title: Managing Member

GUARANTORS

For the limited purpose of Guaranteeing the Indemnification obligations set forth at Section 26 hereof, the following persons do hereby agree to be legally bound hereby.

/s/ Gina Romano
Gina Romano (guarantor of indemnification obligation of Mario Romano)

/s/ Kevin Raynor
Kevin Raynor (guarantor of indemnification obligation of Annette Raynor)

BUYER:

CORPORATION:

Investview, Inc.
A Nevada corporation

By:	/s/ Victor Oviedo
Name:	Victor Oviedo
Title:	Chief Executive Officer

22

EXHIBIT A

Form of Promissory Note

23

SCHEDULE 10(D)

No Other Shares

24

SCHEDULE 10(I)

List of Each Shareholder and Number of Shares

Name	Shares		Cert/Book Entry	Place
Anthony Romano	5,000,000		Book Entry	Vstock
Anthony Romano	2,000		Book Entry	Vstock
Anthony Romano	455,850		Book Entry	Vstock
Dominic Romano	5,000,000		Book Entry	Vstock
Dominic Romano	10,000		Book Entry	Vstock
Mario Romano	11,889,737		Book Entry	Vstock
Mario Romano	295,700		Cert Form	Brokerage Account
Mario Romano	15,000,000	[1]	Book Entry	Vstock
Victoria Romano	5,000,000		Book Entry	Vstock
Victoria Romano	1,300		Book Entry	Vstock
Annette Raynor	11,889,694		Book Entry	Vstock
Annette Raynor	18,000		Cert Form	Fidelity Brokerage Account
Ariana Raynor	5,000,000		Book Entry	Vstock
Juliana Raynor	5,000,000		Book Entry	Vstock
Kevin D. Raynor Jr	5,000,000		Book Entry	Vstock
Wealth Engineering LLC	211,456,942		Book Entry	Vstock
The Financial U	16,650,000		Book Entry	Vstock
The Financial U	5,250,000		Book Entry	Vstock
Total Shares Owned	302,919,223

1 15,000,000 out of a 20,000,000-share certificate jointly owned with Melanie Zimmerman.

25

SCHEDULE 13(B)(i)

Wire Transfer Instructions

26